Exhibit 10.63
MEMORANDUM OF UNDERSTANDING
October 18, 2006
This Memorandum of Understanding (“Memorandum”) sets forth the agreement between LG-Nortel Co.Ltd (“LGN”) and Vertical Communications, Inc (“Vertical”) and relates to the proposed Agreement and Plan of Merger (the “Merger Agreement”) between Vertical, Vodavi Technology, Inc., a Delaware corporation (“Vodavi”), a(nd Vertical Acquisition Sub, Inc., a Delaware corporation (“Vertical Acquisition Sub”) pursuant to which Vodavi will become a wholly owned subsidiary of Vertical (the “Merger”).
LGN owns 862,500 shares of the common stock of Vodavi. The Merger Agreement has been approved by the Board of Directors of Vodavi, Vertical, and Vertical Acquisition Sub.
In connection with the Merger Agreement, and pursuant to that certain Voting Agreement, of even date herewith, between Vertical, LGN, and Vodavi (the “Voting Agreement”), LGN has agreed to vote its shares of Vodavi common stock in favor of the Merger Agreement.
Vertical and LGN have discussed the potential of LGN reinvesting the merger consideration received as a result of the Merger into equity securities of Vertical. Vertical is currently raising funds through both debt and equity investors to finance the transactions contemplated by the Merger.
To facilitate the transactions proposed by the Merger, and to induce LGN to sign the Voting Agreement, Vertical hereby acknowledges to LGN the following:
•	Vertical will continue to support the LGN product line consistent with the relationship Vodavi has historically had with LGN;

•	Vertical will distribute, on a non-exclusive basis, certain LG-Nortel products in fulfilling purchase orders for Nortel and supporting the LG-Nortel products sold by Nortel in North America on mutually acceptable terms;

•	Vertical will use its best efforts to enter into reasonably acceptable consulting agreements with the existing CEO and CFO of Vodavi for a period of not less than nine months to support the relationship transition between LGN and Vertical;

•	Vertical will make available to LGN an investment into its equity securities on economic terms no less favorable than those received by any other investor in its current financing efforts, provided however, LGN shall not be accorded any investors’ rights to approve and waive certain covenants and conditions in connection with Vertical’s current financing efforts which may be held by other investors (the “Investment”); and

•	Vertical shall use its best efforts to cause one (1) designee of LGN to be elected to the Board of Directors of Vertical at the earliest feasible time following consummation of the Merger and shall continue to do so for so long as LGN holds at least 80% of the outstanding shares purchased by LGN in the Investment.

LGN hereby acknowledges to Vertical the following:
•	LGN will honor its existing relationship with Vodavi and will assign all rights under its supply agreement with Vodavi to Vertical; and

•	LGN shall use its best efforts to execute all necessary investment documents related to the Investment, including without limitation, a legally binding Securities Purchase Agreement contemporaneously herewith, and shall thereunder commit to invest substantially all of the merger consideration to be received by LGN upon consummation of the merger (or approximately $6,500,000) as part of the Investment.
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      In witness whereof, the parties have entered into this Memorandum as of the 18th day of October 2006.

VERTICAL COMMUNICATIONS, INC.
By:	/s/ ken clinebell
	Name:	Ken Clinebell
	Title:	CFO

LG-NORTEL CO. LTD
By:	/s/ peter dans
	Name:	Peter Dans
	Title:	Chief Financial Officer

VODAVI TECHNOLOGY, INC.
By:	/s/ gregory k. roeper
	Name:	Gregory K. Roeper
	Title:	Chief Executive Officer